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                                   Exhibit 3.2(a)
























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                  AMENDMENT TO THE BYLAWS OF HEXCEL CORPORATION


                                February 29, 1996


     RESOLVED, that the second sentence of Section 13(b) of the Bylaws of the Company be, and it hereby is, amended and restated to read as follows:

     "Pursuant thereto it is hereby specified that this Corporation shall have ten (10) directors."